Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES SECOND QUARTER FISCAL 2013 EARNINGS OF $1.4 MILLION

•      Basic and diluted EPS of $0.07, a $0.01 improvement over same period last year
•      Noninterest expense improves over same period last year
•      Allowance for loan losses at 276.92% of nonperforming loans
•      Bank core capital ratio 11.33%
•      Bank total risk based capital 23.01%
•      Year-over-year stockholders’ equity growth of 5.51%

WEST POINT, Georgia, May 1, 2013—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $1.4 million, or $0.07 per basic and diluted share, for the quarter ended March 31, 2013, compared with $1.3 million, or $0.06 per basic and diluted share, for the quarter ended March 31, 2012. Net income for the six months ended March 31, 2013 was $3.7 million or $0.19 per basic and diluted share compared with $1.7 million or $0.09 per basic and diluted share for the six months ended March 31, 2012. The $123,000 increase in net income for the quarter was the result of lower loan loss provision expense, higher noninterest income and lower noninterest expense, reduced by lower net interest income. The improvement in net income occurred notwithstanding $1.2 million in write-downs on real estate owned and $468,000 in a write-down on assets held for sale, which is included in noninterest expense for the period.

The Company’s total assets were $1.1 billion at March 31, 2013, an increase of $103.2 million from September 30, 2012, and up $64.6 million from March 31, 2012, primarily as a result of a $133.2 million increase in cash and cash equivalents from September 30, 2012 due to second-step conversion stock orders held at March 31, 2013 pending the conversion closing in April 2013. Net loans receivable were $552.5 million at March 31, 2013, of which $131.4 million, or 23.8%, were covered by FDIC loss sharing. Total loans outstanding at September 30, 2012 and March 31, 2012, were $593.9 million and $639.1 million, respectively.

Chairman and CEO Robert L. Johnson said, “We are pleased with our earnings improvement, the continued strengthening of our asset quality and the growth in our stockholders' equity. These trends confirm our strategy of seeking organic growth in retail and small business segments, coupled with potential acquisitions within those segments by purchasing other banks in attractive community markets. Our second-step conversion completed in early April 2013 boosts our already strong capital position and further sustains our acquisition strategy of purchasing banks in need of a strong partner.”

Total deposits were $919.0 million at March 31, 2013, compared with $800.3 million at September 30, 2012.   The increase was primarily the result of second-step conversion stock orders held at March 31, 2013 pending the conversion closing in April 2013. During the six months ended March 31, 2013, core deposits increased from $456.3 million at September 30, 2012 to $474.6 million at March 31, 2013. Borrowings declined by $11.0 million to $70.0 million at March 31, 2013.

Net interest income decreased to $9.1 million for the quarter ended March 31, 2013, from $9.8 million for the quarter ended March 31, 2012.  Total interest income decreased to $11.0 million for the quarter ended March 31, 2013, compared to $12.6 million for the same quarter last year as a result of lower yields on loans and a decrease in the average loan balances. Interest expense was lower at $1.9 million for the quarter ended March 31, 2013, compared with $2.9 million for the same quarter of 2012 primarily as a result of lower expenses on certificates of deposit and borrowings.

The net interest margin decreased to 4.14% for the quarter ended March 31, 2013, compared with 4.35% for the same quarter of 2012.

Noninterest expense decreased to $9.8 million for the quarter ended March 31, 2013, compared to $10.0 million for the same quarter of 2012.  The majority of the decrease related to the Company’s higher costs in the March 2012 quarter as a result of earlier FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches.  The Company continued to recognize improvements in key core noninterest expense categories in the March 31, 2013 quarter through reduced salary and occupancy expenses related to the operations of its FDIC-assisted acquisitions. These efficiencies were somewhat mitigated by higher net costs of real estate owned and the write-down of a branch site held as assets held for sale.

The Company reevaluates estimated losses quarterly on covered loans and foreclosed properties and the related FDIC indemnification asset. As a result of this review, covered loan loss estimates decreased while real estate owned loss estimates increased resulting in a net increase of the FDIC indemnification asset in the quarter ended March 31, 2013. The Company also recorded loss provisions in the March 31, 2013 quarter on covered real estate owned based on the results of an auction held in early April 2013.

Noninterest income increased to $3.0 million for the quarter ended March 31, 2013, compared with $2.6 million for the same quarter in 2012. Noninterest income for the current quarter was higher due to $173,000 in impairment charges on securities incurred in the March 2012 quarter. Also, fees on deposits increased to $1.9 million for the quarter ended March 31, 2013, from $1.6 million for the quarter ended March 31, 2012. These fees were offset by lower discount accretion on the Company’s FDIC indemnification asset, which totaled $186,000 in the three months ended March 31, 2013 compared to $455,000 for the three months ended March 31, 2012.

Nonperforming assets not covered by loss sharing agreements declined to $4.3 million or 0.46% of non-covered assets at March 31, 2013 from $10.4 million or 1.35% of non-covered assets at March 31, 2012 and $5.6 million or 0.69% of non-covered assets at September 30, 2012. The Company had net loan charge-offs of $136,000 for the quarter ended March 31, 2013, compared to $595,000 for the same quarter of 2012.

The Company recorded a provision for loan losses of $300,000 on non-covered loans and a provision recapture of $42,000 on covered loans for the quarter ended March 31, 2013, compared to provisions of $300,000 on non-covered loans and $290,000 on covered loans for the same quarter in 2012. The allowance for loan losses was 1.98% of non-covered loans at March 31, 2013, compared with 1.92% of non-covered loans at March 31, 2012. Additionally, the allowance for loan losses improved to 276.92% of non-covered, nonperforming loans at March 31, 2013, from 237.69% at September 30, 2012, and 124.34% at March 31, 2012.

The Company had higher total stockholders’ equity of $144.7 million at March 31, 2013, compared with $142.5 million at September 30, 2012 and $137.1 million at March 31, 2012.

Mr. Johnson concluded, “Our network of 16 branches serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build a valuable community bank footprint.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. On April 8, 2013, Charter Financial completed its conversion and reorganization from the mutual holding company form of organization to the stock holding company form of organization. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	March 31, 2013	September 30, 2012***	March 31, 2012
Total Assets	$1,135,425	$1,032,220	$1,070,821
Cash and Cash Equivalents	241,997	108,828	58,565
Loans Receivable, Net	552,534	593,904	639,050
Non-covered Loans Receivable, Net	421,175	427,676	435,424
Covered Loans Receivable, Net	131,359	166,228	203,626
Other Real Estate Owned	18,253	24,010	24,152
Non-covered Other Real Estate Owned	1,241	2,107	3,580
Covered Other Real Estate Owned	17,012	21,903	20,572
Securities Available for Sale	197,370	189,379	192,673
Core Deposits*	474,556	456,292	470,834
Retail Deposits**	767,206	779,397	824,557
Total Deposits	918,989	800,262	845,508
Borrowings	70,000	81,000	80,000
Total Stockholders’ Equity	144,682	142,521	137,124

Book Value per Share	$8.12	$8.00	$7.68
Tangible Book Value per Share	$7.82	$7.69	$7.35

Minority Shares Outstanding	6,364,949	6,353,443	6,395,251
Total Shares Outstanding – at Period End	17,822,873	17,811,367	17,853,175
Weighted Average Total Shares Outstanding – Basic	19,374,829	19,501,312	19,580,892
Weighted Average Total Shares Outstanding – Fully Diluted	19,415,896	19,537,348	19,620,903

*Core deposits include transaction accounts, money market accounts and savings accounts. March 31, 2013 Core deposits exclude
$138.6 million of second-step conversion stock orders held pending conversion closing which occurred on April 8, 2013.
**Retail deposits include Core Deposits and certificates of deposit excluding brokered and wholesale certificates of deposit.
***Financial information as of September 30, 2012 has been derived from audited financial statements.

 Selected Operating Data (in thousands except share and per share data):

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2013	2012	2012	2012	2013	2012

Total Interest Income	$11,006	$12,642	$11,052	$11,154	$22,057	$25,142
Total Interest Expense	1,902	2,851	2,055	2,134	3,956	6,184
Net Interest Income	9,104	9,791	8,997	9,020	18,101	18,958
Provision for Loan Losses on non-covered loans	300	300	300	1,200	600	1,800
Provision (credit) for Loan Losses on covered loans	(42)	290	95	236	52	890
Net Interest Income after Provision for Loan Losses	8,846	9,201	8,602	7,584	17,449	16,268
Noninterest Income	2,977	2,559	3,211	3,618	6,188	6,377
Noninterest Expense	9,757	9,951	8,325	8,593	18,082	20,218
Income before Income Taxes	2,066	1,809	3,488	2,609	5,555	2,427
	.		.
Income Tax Expense	682	548	1,154	858	1,836	678
Net Income	$1,384	$1,261	$2,334	$1,751	$3,719	$1,749

Earnings per Share – Basic	$0.07	$0.06	$0.12	$0.09	$0.19	$0.09
Earnings per Share – Fully Diluted	0.07	0.06	0.12	0.09	0.19	0.09
Cash Dividends per Share	-	-	-	-	-	0.05

Net Charge-offs – Legacy Loans	136	595	108	1,556	244	2,645
Deposit Fees	1,878	1,620	1,951	1,950	3,829	3,346
Gain on Sale of Loans	385	161	350	353	735	347

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2013	2012	2012	2012	2013	2012

Return on Equity	3.83%	3.68%	6.51%	4.95%	5.16%	2.53%
Return on Assets	0.54%	0.46%	0.92%	0.68%	0.73%	0.31%
Net Interest Margin	4.14%	4.35%	4.13%	4.09%	4.14%	4.14%
Bank Core Capital Ratio	11.33%	11.93%	12.30%	12.16%	11.33%	11.93%
Bank Total Risk Based Capital	23.01%	21.62%	20.06%	19.22%	23.01%	21.62%
Effective Tax Rate	33.02%	30.29%	33.09%	32.88%	33.06%	27.94%
Ratios of Non-covered Assets:

Allowance for loan losses as a % of
Total Loans	1.98%	1.92%	1.92%	1.87%	1.98%	1.92%
Allowance for loan losses as a % of
Nonperforming Loans	276.92%	124.34%	262.64%	237.69%	276.92%	124.34%
Nonperforming Assets as a %
of Total Loans and REO	1.00%	2.33%	1.06%	1.27%	1.00%	2.33%
Nonperforming Assets as a %
of Total Assets	0.46%	1.35%	0.53%	0.69%	0.46%	1.35%
Net Charge-offs as a % of
Average Loans (annualized)	0.13%	0.40%	0.10%	1.43%	0.11%	0.88%